As filed with the Securities and Exchange Commission on May 6, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET2PHONE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3559037
(State of Incorporation)	(I.R.S. Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of Principal Executive Offices)	(Zip Code)

Net2Phone, Inc. 401(k) Plan
(Full Title of the Plan)

Liore Alroy Net2Phone, Inc., Chief Executive Officer 520 Broad Street, Newark, New Jersey 07102 (973) 438-3111
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Amount of Aggregate Offering Price (2)	Registration Fee (3)
Common Stock, $0.01 par value	1,000,000	$1.74	$1,740,000	$205.00

(1)	In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, on the basis of the average high and low prices of the Registrant's common stock on May 2, 2005.

(3)	Pursuant to Rule 429 of the Securities Act, a combined prospectus, relating to the 1,000,000 shares registered hereby and the 600,000 shares of common stock registered pursuant to the registration statement filed on December 9, 2002 (File No. 333-101734) will be delivered to plan participants in accordance with Form S-8 and Rule 428 of the Securities Act. The previously paid fees associated with the 600,000 shares registered under the registration statement filed on December 9, 2002 (File No. 333-101734) totaled $216.00. This registration statement also constitutes a Post-Effective Amendment No. 1 to the registration statement filed on December 9, 2002 (File No. 333-101734).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the plan covered by this registration statement, in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Net2Phone, Inc. 401(k) Plan are available without charge to participants by contacting:

Human Resources Department
Net2Phone, Inc.
520 Broad Street
Newark, New Jersey 07102
(973) 438-3111

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement. We incorporate by reference the documents and reports listed below (which does not include current reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 of Form 8-K), until such time as this registration statement is no longer in effect:

(a)	The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, dated July 20, 1999, including any amendment or report filed for the purpose of updating such description;

(b)	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2004;

(c)	Our Report on Form 8-K dated September 3, 2004;

(d)	Our Report on Form 8-K dated September 28, 2004;

(e)	Our Amended Report on Form 8-K/A dated October 22, 2004;

(f)	Our Report on Form 8-K dated October 29, 2004;

(g)	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2004;

(h)	Our Report on Form 8-K dated November 4, 2004;

(i)	Our Report on Form 8-K dated November 11, 2004;

(j)	Our Report on Form 8-K dated December 1, 2004;

(k)	Our Report on Form 8-K dated December 16, 2004;

(l)	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2005; and

(m)	Our Report on Form 8-K dated March 17, 2005.

All documents and reports subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than current reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 of Form 8-K, unless otherwise indicated therein), prior to the termination of this offering, shall be deemed incorporated by reference in this registration statement and made a part hereof from the date of filing of those documents and reports. Any statement contained in a document or report incorporated or deemed incorporated by reference in this registration statement shall be deemed modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed incorporated by reference herein or in any prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Glenn J. Williams, who has rendered an opinion as to the validity of the common stock being registered by this registration statement, is an employee of Net2Phone, Inc.

Item 6.    Indemnification of Directors and Officers.

General Corporation Law

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and By-Laws

Our Certificate of Incorporation and By-laws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description

5.1	Opinion of Glenn J. Williams, Executive Vice President, Business & Legal Affairs, General Counsel and Secretary of Net2Phone, Inc.

23.1	Consent of Glenn J. Williams (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature page)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 6th day of May, 2005.

NET2PHONE, INC.

By: /s/ Liore Alroy
Liore Alroy
Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Liore Alroy and Glenn J. Williams and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Date

/s/ Liore Alroy Liore Alroy	Chief Executive Officer (Principal Executive Officer and Director)	May 6, 2005

/s/ Arthur Dubroff Arthur Dubroff	Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2005

/s/ Stephen Greenberg Stephen Greenberg	Chairman of the Board	May 6, 2005

Signatures	Capacity	Date

Howard S. Jonas	Vice Chairman of the Board	May 6, 2005

/s/ James A. Courter James A. Courter	Director	May 6, 2005

/s/ Jesse King Jesse King	Director	May 6, 2005

/s/ Harry C. McPherson Harry C. McPherson	Director	May 6, 2005

/s/ James Mellor James Mellor	Director	May 6, 2005

/s/ Marc J. Oppenheimer Marc J. Oppenheimer	Director	May 6, 2005

/s/ Michael Weiss Michael Weiss	Director	May 6, 2005